Exhibit 99.1

For Immediate Release
April 2, 2013

TNMP Announces Results and Expiration of Exchange Offer

(ALBUQUERQUE, N.M.) - PNM Resources' (NYSE: PNM) Texas utility, Texas-New Mexico Power Company (the “Company”) today announced the expiration of an offer to eligible holders to exchange (the “Exchange Offer”) any and all of the Company's $265,500,000 aggregate principal amount outstanding 9.50% First Mortgage Bonds, due 2019, Series 2009A (the “Existing Bonds”) for a new series of 6.95% First Mortgage Bonds, due 2043, Series 2013A (the “New Bonds”) and cash. The Exchange Offer, which commenced March 6, 2013, expired at 5:00 p.m., New York City time, on April 2, 2013 (the “Expiration Date”).

Based on information provided by the exchange agent to the Company, $93,198,000 principal amount of the Existing Bonds have been validly tendered and not validly withdrawn as of the Expiration Date. The Company has accepted all the Existing Bonds validly tendered and not validly withdrawn as of the Expiration Date. On April 3, 2013, the Company expects to deliver in exchange for the Existing Bonds tendered in the Exchange Offer, an aggregate principal amount of $93,198,000 of New Bonds and additional aggregate cash consideration of $13,047,720, plus accrued and unpaid interest on the Existing Bonds through April 2, 2013.

New Bonds will only be issued to holders of Existing Bonds that have certified to the Company in an eligibility letter as to certain matters, including their status as either “qualified institutional buyers,” as that term is defined in Rule 144A under the Securities Act of 1933 (the “Securities Act”), or persons other than “U.S. persons,” as that term is defined in Rule 902 under the Securities Act.

The New Bonds have not been and will not be registered under the Securities Act or any state securities law. Therefore, the New Bonds may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Consummation of the Exchange Offer is subject to a number of conditions, including the issuance of the New Bonds and the absence of certain adverse legal and market developments. The Company will not receive any cash proceeds from the Exchange Offer.

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TNMP Announces Results and Expiration of Exchange Offer    4-2-2013    pg. 2 of 2

This announcement is not an offer to issue or exchange any of the foregoing bonds and is subject to the terms and conditions set forth in a confidential offering memorandum and related letter of transmittal.

CONTACTS:
Analysts                        Media
Jimmie Blotter                        Valerie Smith
(505) 241-2227                    (505) 241-2892

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements, including statements about the ability to complete the exchange offer, which are subject to the inherent uncertainties in predicting future results and conditions. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally and for the Company's indebtedness in particular. Some of these and other important factors are discussed in our annual and quarterly reports previously filed with the Securities and Exchange Commission.

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